UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 5, 2013

Commission File No. 1-8180	Exact name of each Registrant as specified in its charter, state of incorporation, address of principal executive offices, telephone number	I.R.S. Employer Identification Number 59-2052286
TECO ENERGY, INC.

(a Florida corporation) TECO Plaza 702 N. Franklin Street Tampa, Florida 33602 (813) 228-1111

1-5007	TAMPA ELECTRIC COMPANY	59-0475140

(a Florida corporation) TECO Plaza 702 N. Franklin Street Tampa, Florida 33602 (813) 228-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01: Other Events

As previously reported, on February 4, 2013, Tampa Electric delivered a letter to the Florida Public Service Commission (the “FPSC”) notifying it of its intent to file a request for an increase in its retail base rates and service charges. On April 5, 2013, Tampa Electric filed a petition with the FPSC requesting, among other things, a permanent increase in rates and service charges sufficient to generate additional total annual revenues of approximately $134.8 million, to be effective on or after January 1, 2014. The request provides for a return on equity range of 10.25% to 12.25% with a midpoint of 11.25%. The petition also requests certain changes to existing rate schedules, as well as the adoption of new rate designs. Testimony of Tampa Electric witnesses and minimum filing requirements were also filed with the FPSC supporting the increases in rates and charges requested in the petition. Documents relating to Tampa Electric’s base rate case will be available on the FPSC website and through the Investors section of the TECO Energy website.

This report contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results and outcomes may differ materially from those forecasted. The forecasted information is based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this report, except as may be required by law. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s and Tampa Electric Company’s combined Annual Report on Form 10-K for the period ended December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECO ENERGY, INC.

Date: April 5, 2013	By:	/s/ Sandra W. Callahan
Sandra W. Callahan
Senior Vice President-Finance and Accounting and Chief Financial Officer (Chief Accounting Officer)
(Principal Financial and Accounting Officer)

TAMPA ELECTRIC COMPANY

Date: April 5, 2013	By:	/s/ Sandra W. Callahan
Sandra W. Callahan
Vice President-Finance and Accounting and Chief Financial Officer (Chief Accounting Officer)
(Principal Financial and Accounting Officer)